Exhibit 2.2(b)
THIRD AMENDMENT TO THE SHAREHOLDERS AGREEMENT

    This third amendment to the Shareholders Agreement (as defined below) (this “Third Amendment”) is made and entered into this eighteenth day of May, 2022, by and among trivago N.V., a public limited liability company (naamloze vennootschap) incorporated under the laws of The Netherlands with statutory seat in Amsterdam, The Netherlands (“Company”), Mr. Rolf Schrömgens, Mr. Peter Vinnemeier, Mr. Malte Siewert (Messrs. Schrömgens, Vinnemeier and Siewert, collectively the “Managing Shareholders”), Expedia Lodging Partner Services S.à r.l., a limited liability company (société à responsabilité limitée) incorporated under the laws of Switzerland with statutory seat in Geneva (“Non-Managing Shareholder”), Expedia, Inc., a corporation incorporated under the laws of the State of Washington, USA, with registered address in Tumwater, Washington, USA (“Guarantor”) and Expedia, Inc., a corporation incorporated under the laws of the State of Delaware, USA, with registered address in Dover, Delaware, USA (“Parent Guarantor”). The Company, the Managing Shareholders, the Non-Managing Shareholder, the Guarantor and the Parent Guarantor are referred to collectively as the “Parties” and individually as a “Party.” Capitalized terms used but not defined in this Second Amendment will have the meanings given to such terms in the Shareholders Agreement (as defined below).

RECITALS

    WHEREAS, the Company, the Managing Shareholder, the Non-Managing Shareholder, the Guarantor, the Parent Guarantor and trivago GmbH, a private company with limited liability (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany with statutory seat in Düsseldorf, Germany (“Former Operating Company”) are parties to that certain Amended and Restated Shareholders Agreement, dated as of December 15, 2016 (as the same may be further supplemented, modified or amended from time to time in accordance with the provisions thereof, the “Shareholders Agreement”). Following the entering into the Shareholders Agreement, the Former Operating Company has been merged with and into the Company. By such merger, the Company has become legal successor of the Former Operating Company.

    WHEREAS, the Parties intend to amend the Shareholders Agreement in connection with a contemplated change of the Management Board.

    NOW, THEREFORE, in accordance with Section 10.4 of the Shareholders Agreement, the Parties hereby agree as follows:

1.Amendment to Section 2.1(b). The fourth sentence of Section 2.1(b) is hereby deleted and replaced by the following sentence: “Except as otherwise provided herein, the Management Board shall consist of at least two (2) to six (6) members.”.
2.Certain Provisions. The provisions of Article 10 of the Shareholders Agreement shall apply to this Second Amendment as if restated herein, mutatis mutandis.
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Signature page to follow

Signature page for Third Amendment to the Shareholders Agreement

/s/_Rolf Schrömgens____________________ Mr. Rolf Schrömgens	/s/_Peter Vinnemeier___________________ Mr. Peter Vinnemeier
/s/_Malte Siewert_______________________ Mr. Malte Siewert	/s/_Robert J. Dzielak_____________________ Robert J. Dzielak For and on behalf of Expedia Lodging Partner Services S.à.r.l.
/s/_Robert J. Dzielak_____________________ Robert J. Dzielak For and on behalf of Expedia, Inc., (Washington, USA)	/s/_Robert J. Dzielak_____________________ Robert J. Dzielak For and on behalf of Expedia, Inc., (Delaware, USA)
/s/_Axel Hefer__________________________ Axel Hefer For and on behalf of trivago N.V.

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